EXHIBIT 11.0

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                          Year Ended
                                                          December 31,(1)
                                                          ------------


(in thousands, except per share amount)                 1999         1998
                                                       -------      -------

Net income                                             $31,664      $26,944
                                                       -------      -------
Weighted average common shares outstanding              18,527       19,092
Earnings per common share                              $  1.71      $  1.41
                                                       =======      =======
Total weighted average common shares outstanding        18,527       19,092

Additional dilutive shares using ending
  period market value versus average market
  value for the period when utilizing the Treasury
  stock method regarding stock options                     413        1,089
                                                       -------      -------
Total shares for fully diluted earnings per share       18,940       20,181
                                                       -------      -------
Fully diluted earnings per common share and
  common share equivalents                             $  1.67      $  1.34
                                                       =======      =======

(1) Reflects shares issued as a result of a 3-for-2 stock split on September 29, 1998.


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